September 2010
Pricing Sheet dated September 24, 2010 relating to
Preliminary Terms No. 28 dated August 26, 2010 to
Registration Statement No. 333-155535
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities

PLUS Based on the iShares® MSCI Emerging Markets Index Fund due October 27, 2011
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – SEPTEMBER 24, 2010
Issuer:	JPMorgan Chase & Co.
Maturity date:	October 27, 2011, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-II
ETF Shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Underlying Index:	MSCI Emerging Markets Index
Aggregate principal amount:	$19,426,450
Payment at maturity:	If the final share price is greater than the initial share price, for each $10 principal amount PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,

$10 x share performance factor

This amount will be less than or equal to the stated principal amount of $10 per PLUS.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$44.11, which is the closing price of one ETF Share on the pricing date, divided by the adjustment factor
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying Product Supplement No. MS-2-A-II.
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:

October 24, 2011, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-II

Leverage factor:	300%
Maximum payment at maturity:	$12.10 (121.00% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	September 24, 2010
Original issue date:	September 29, 2010 (3 business days after the pricing date)
CUSIP / ISIN:	46634X609 / US46634X6094
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC, formerly known as J.P. Morgan Securities Inc. (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS
	$10.00	$0.20	$9.80
Total
	$19,426,450	$388,529	$19,037,921
(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-17 of the accompanying product supplement no. MS-2-A-II.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.20 per $10 stated principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-45 of the accompanying product supplement no. MS-2-A-II.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PRODUCT SUPPLEMENT NO. MS-2-A-II, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 28 dated August 26, 2010:
http://www.sec.gov/Archives/edgar/data/19617/000089109210003614/e39859fwp.pdf
Product supplement no. MS-2-A-II dated November 25, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209004447/e37083_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.